Exhibit 4. (a) 81

[State Emblem]

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 65

By virtue of my authority under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, and all my other powers under any law and after having given Partner Communications Company Ltd. (hereinafter: “Partner”) the opportunity to present their arguments regarding this matter, I hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998,  as follows:

Addition of Article 67G

1.	After Article 67F shall come:

"67G           Offensive sites and content

67G.1
The Licensee shall notify its subscribers with respect to offensive sites and content as defined in section 4i of the law, as set forth in section 4i(b)(1) of the law; said notification shall be done in the manner set forth in section 4i(c) of the law.

67G.2
The Licensee shall notify its subscribers with respect to the existence of internet content that is unsuitable for children and teenagers (for example pornographic sites), and will include a list of ways in which the access to such content by children and teenagers can be blocked; said notification shall be done in the manner set forth in section 4i(c) of the law.

67G.3
The Licensee shall offer its subscribers, in all of the ways set forth in section 4i(c) of the law, an effective service for filtering offensive sites and offensive content at no extra cost to the payment that he charges for the internet access service, and all as set forth in section 4i(d) of the law, as long as the said service shall be based on an analysis of the information and not a "black list" of only sites."

Amendment of the First Annex

2.	After item number 85 in the list of services in the First Annex shall come:

"
86.	Filtering of offensive sites and content on the internet	4/12	The service is provided to a subscriber that uses internet access service. No additional charge in additional to the payment charged from the subscriber for internet access service.

(8 August 2012)

   (sgd)
            ________________
            Moshe Cachlon
Minister of Communications